EXHIBIT 11 TO FORM 10-Q

                BF ENTERPRISES, INC. AND SUBSIDIARIES

           COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

               (in thousands, except per share amounts)



                                  Three Months Ended      Nine Months Ended
                                      September 30,          September 30,
                                  -------------------     ------------------
                                   1997         1996      1997          1996
                                   ----         ----      ----          ----
Net Income                        $ 783        $ 555    $ 2,344        $1,675
                                  -----        -----      -----         -----
                                  -----        -----      -----         -----
Weighted average number of
  shares outstanding:
Common stock                      3,697        3,747      3,704         3,749
Common stock equivalents -
  stock options                     402          329        372           287
                                  -----        -----      -----         -----
                                  4,099        4,076      4,076         4,036
                                  -----        -----      -----         -----
                                  -----        -----      -----         -----
Net income per share -
 based on weighted average number
 of shares of common stock
 and common stock equivalents     $ .19        $ .14      $ .57         $ .42
                                  -----        -----      -----         -----
                                  -----        -----      -----         -----


(A) A computation of fully diluted per share amounts has been omitted since there was no significant dilution during the periods reported.


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